Exhibit 99.2

July 22, 2010

Fisher, Mowery Join Franklin Financial and F&M Trust boards

(Chambersburg, PA)  Daniel J. Fisher and Donald H. Mowery have been appointed to the boards of directors of Franklin Financial Services Corporation and its subsidiary, Farmers and Merchants Trust Company of Chambersburg.  Both new directors have been appointed to Class C, with terms expiring in 2012.

Fisher is the president and CEO of D. L. Martin Company, Mercersburg.  He has more than 30 years experience in manufacturing and industrial management.  A graduate of Muhlenberg College with a bachelor’s degree in business administration, Fisher earned his master’s degree from Lehigh University in management science.

Currently serving as the vice chairman of the Franklin County Area Development Corporation (FCADC), Fisher is on the economic advisory board of the Tuscarora Chamber of Commerce.  He previously served as president of the Greencastle-Antrim School Board, The Boys & Girls Club of Chambersburg and the Greencastle Baseball/Softball Association. Fisher and his wife, Joany, have two grown sons and live in Greencastle.

Mowery is a professional engineer and president of R. S. Mowery & Sons, Inc, Mechanicsburg.  He has more than 35 years of experience in engineering and construction management.  A graduate of Drexel University with a bachelor’s degree in civil engineering, he has completed advanced level studies in engineering and construction management at Penn State.

A founding member and current past chairman of the Cumberland County Agricultural Land Preservation Board, Mowery is a consistory member of the First United Church of Christ in Carlisle.  He previously served as board chair on the Capital Region Economic Development Corporation, Carlisle Chamber of Commerce, Associated Builders & Contractors – Keystone Chapter, and Pennsylvania Associated Builders & Contractors.

A member of the American Society of Civil Engineers, National Society of Professional Engineers, and Pennsylvania Society of Professional Engineers, Mowery previously served as the Cumberland County representative on the Harrisburg Area Transportation Study (HATS) from 2004-2008. A resident of Carlisle, Mowery and his wife, Marjie, have two grown children.

Franklin Financial, headquartered in Chambersburg, has total assets of over $985 million. Its wholly-owned subsidiary, F&M Trust, has twenty-five community banking offices located in Chambersburg, Greencastle, Mont Alto, Marion, St. Thomas, Waynesboro, Hustontown, McConnellsburg, Orbisonia, Warfordsburg, Camp Hill, Boiling Springs, Carlisle, Newville, and Shippensburg. Franklin Financial stock is quoted on the OTC Bulletin Board under the symbol FRAF